FOR IMMEDIATE RELEASE	For Additional Information Contact: John S. Sokol President (614) 220-5200

AUDITED STATUTORY FINANCIAL STATEMENTS FILED;
INDEPENDENT INVESTIGATION COMPLETED

COLUMBUS, Ohio (May 25, 2005) Bancinsurance Corporation (the “Company”) announced today that its wholly-owned subsidiary, Ohio Indemnity Company, has filed its audited statutory financial statements for the fiscal years ended December 31, 2003 and 2004 with the National Association of Insurance Commissioners, A.M. Best Company and all 48 states where Ohio Indemnity is licensed to conduct business. Skoda, Minotti & Co. issued an unqualified audit report on these statutory financial statements.

The Company also announced completion of the previously reported investigation by its Audit Committee of concerns raised by Ernst & Young LLP during its 2004 audit. In February of this year, the Audit Committee engaged the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP to conduct an independent investigation of Ohio Indemnity’s discontinued bail and immigration bond program (“discontinued bond program”) following Ernst & Young’s withdrawal of its audit reports for the years 2001 through 2003. Kirkpatrick & Lockhart concluded that (1) there was no evidence to suggest that management intentionally withheld information from Ernst & Young regarding the discontinued bond program or committed any intentional misconduct, and (2) internal control deficiencies existed in the discontinued bond program. The Company discontinued its participation in the bond program in the second quarter of 2004.

Daniel D. Harkins, Chairman of the Audit Committee, stated “Kirkpatrick & Lockhart conducted a thorough review of the concerns raised by Ernst & Young—engaging forensic accounting firms to assist in the investigation, reviewing over one hundred thousand pages of documents provided by management and Ernst & Young and interviewing key members of management and Ernst & Young’s audit team—and found no evidence of intentional misconduct. The Audit Committee and the full Board have accepted Kirkpatrick & Lockhart’s findings.”

Kirkpatrick & Lockhart’s findings have been reported to the Ohio Department of Insurance. Kirkpatrick & Lockhart also reported its findings to Skoda, Minotti & Co. before its statutory audit report was issued. Kirkpatrick & Lockhart has reported to the SEC that its investigation is complete and the Company continues to cooperate with the SEC’s investigation and provide all required information. The Audit Committee has initiated discussions with Ernst & Young concerning the results of the investigation and the status of the withdrawn audit reports.

In addition, in response to Kirkpatrick & Lockhart’s findings related to the Company’s internal controls over the discontinued bond program, the Board of Directors has authorized management, subject to approval by the Audit Committee, to retain an outside consulting firm to conduct an assessment of the Company’s internal controls and recommend and implement any appropriate changes.

John S. Sokol, President, stated “We remain committed to sound financial management. With the investigation and the statutory audits completed, our objective is to have the Company’s withdrawn audit reports reissued or replaced and the 2004 GAAP audit completed as soon as practicable. We have always sought to continuously improve all aspects of our business, including our financial reporting practices, and as a result, management looks forward to working with an outside consulting firm to continue to assess and, to the extent necessary, strengthen our internal controls.”

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our Ultimate Loss Insurance®, Creditor Placed Insurance and Guaranteed Auto Protection products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other products include our waste surety bond business and run off of the discontinued bond program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation and other risk factors described from time to time in the Company’s Securities and Exchange Commission filings. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.